COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
      EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)



The following table sets forth the ratio of earnings to fixed charges of the Company for the three months ended May 31, 1998 and 1997 and for the five fiscal years ended February 28, 1998 computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (income before income taxes and fixed charges).

                                 Three Months Ended
                                       May 31,                       Fiscal Years Ended February 29(28),
                               ------------------------- ------------------------------------------------------------------
                                  1998         1997          1998         1997          1996         1995         1994
                               ------------ ------------ ------------- ------------ ------------- ------------ ------------

Net earnings                     $90,754      $69,969     $257,358      $257,358     $195,720       $ 88,407     $179,460
Income tax expense                58,023       44,734      164,540       164,540      130,480        58,938       119,640
Interest charges                 168,420       81,834      316,705       316,705      281,573        205,464      219,898
Interest portion of rental
  expense                          3,107        2,161        7,420         7,420        6,803          7,379        6,372
                               ------------ ------------ ------------- ------------ ------------- ------------ ------------

Earnings available to cover
  fixed charges                 $320,304     $198,698     $746,023      $746,023     $614,576       $360,188     $525,370
                               ============ ============ ============= ============ ============= ============ ============

Fixed charges
  Interest charges              $168,420      $81,834     $316,705      $316,705     $281,573       $205,464     $219,898
  Interest portion of rental
    expense                        3,107        2,161        7,420         7,420        6,803          7,379        6,372
                               ------------ ------------ ------------- ------------ ------------- ------------ ------------

      Total fixed charges       $171,527      $83,995     $324,125      $324,125     $288,376      $212,843      $226,270
                               ============ ============ ============= ============ ============= ============ ============

Ratio of earnings to fixed
  charges                           1.87         2.37         2.30          2.13         1.69          2.32         2.76
                               ============ ============ ============= ============ ============= ============ ============
